Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenbrook TMS Inc.

We consent to the use of our report dated March 30, 2021, on the consolidated financial statements of Greenbrook TMS Inc., which comprise the consolidated statements of financial position as of December 31, 2020 and December 31, 2019, the related consolidated statements of net loss and comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes which is incorporated by reference in this Registration Statement on Form F-10 dated July 22, 2021 of Greenbrook TMS Inc.

Our report dated March 30, 2021 contains an explanatory paragraph that states that Greenbrook TMS Inc. has experienced losses since inception and has negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 22, 2021

Vaughan, Canada